Ex-99.2 a)

As of and for the year ended December 31, 2001, Cendant Mortgage Corporation (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $110 million and $20 million, respectively.


Cendant Mortgage Corporation


/s/ Terrence W. Edwards
------------------------------------
Terrence W. Edwards
President and Chief Executive Officer

/s/ Mark Danahy
------------------------------------
Mark Danahy
Senior Vice President & Chief Financial Officer

/s/ Martin L. Foster
------------------------------------
Martin L. Foster
Senior Vice President - Loan Servicing

Ex-99.2 b)

January 22, 2001

Grant Thornton LLP
1000 Wilshire Blvd., Suite 700
Los Angeles, CA 90017

                             Management's Assertion

As of and for the year ended December 31, 2001, IndyMac Bank, F.S.B. has complied in all material respects with the minimum servicing standards, as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for the year ended December 31, 2001, IndyMac Bank F.S.B. had in effect fidelity bond and mortgage impairment errors and omissions policies in the amounts of $30,000,000 and $15,000,000, respectively.

Very Truly Yours,
IndyMac Bank F.S.B

/s/ Michael W. Perry
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Michael W. Perry                        Vice Chairman of the Board of Directors
                                        and Chief Executive Officer